Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Douglas Beck 703.934.3820

ICF International Reports Strong Third-Quarter Revenues and Earnings

Third-Quarter Highlights:

•	Revenue: Up 156 percent to US$108 million

•	Earnings from Operations: Up 271 percent to $6.3 million

•	Pro Forma Diluted EPS before Unusual Charges and FAS 123(R) Expense: $0.44

•	GAAP Diluted EPS: $0.28

•	New Business Awards: $198 million

FAIRFAX, VA, November 6, 2006—ICF International, Inc. (Nasdaq: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the third quarter ended September 30, 2006.

Third-Quarter Results

Revenue for the period was US$107.8 million, an increase of 156 percent from the $42.2 million reported for last year’s third quarter. This year’s third-quarter revenue performance included $55 million representing the first contribution from the Company’s recently-awarded Housing Program Management Services contract to help restore Louisiana’s housing infrastructure. The three-year program has a total contract value of $756 million.

Earnings from operations for the period were $6.3 million, which included a nonrecurring charge of $2.7 million for one-time bonus payments and $0.3 million in noncash compensation expenses as required under FAS 123(R). This was a 271 percent increase from the 2005 third quarter, when the Company had earnings from operations of $1.7 million. The one-time bonus was negotiated under an incentive plan that has been in place since 1999 and was triggered by the completion of the Company’s initial public offering (IPO).

Net income for the quarter increased to $3.0 million, or $0.28 per diluted share, from the $1.2 million, or $0.13 per diluted share, earned in the comparable 2005 period, an increase of 138 percent. Pro forma diluted earnings per share, excluding the nonrecurring charge and FAS 123(R) expense, were $0.44.

On September 28, 2006, ICF Common Stock began trading in the Company’s initial public offering of 3,659,448 shares (4,670,000 shares including shares sold by selling stockholders) at a price of $12.00 per share. After full exercise of the underwriters’ overallotment option in October to purchase an additional 700,500 shares, aggregate net proceeds to the Company after offering expenses were approximately $46.5 million. The initial public offering, exclusive of the overallotment option, is reflected on ICF’s September 30, 2006, balance sheet as a receivable from the underwriters, as the settlement date was subsequent to the close of the reporting period.

Commenting on the results, Sudhakar Kesavan, Chairman and Chief Executive Officer, said, “Our strong third-quarter financial performance reflects growing demand for ICF’s combination of advisory and implementation services, and our ability to utilize superior domain expertise to execute key projects for government and commercial clients.”

“ICF achieved several significant milestones in the third quarter that should create positive momentum in the periods ahead,” Mr. Kesavan noted. Highlights include:

•	ICF won recompetitions totaling $147 million during the quarter, representing 98 percent of potential revenue from recompetitions, in addition to winning significant new government and commercial contract awards totaling $51 million during the quarter.

•	ICF met the deadlines established for the first phase of the Louisiana Housing Program Management Services Contract.

•	ICF successfully completed its IPO. This offering has enabled the Company to retire its term and revolver debt, thereby providing the resources to support continued organic growth and pursue strategic acquisitions.

Nine-Month Results

Revenue for the first nine months of 2006 was $217.4 million, compared to $125.4 million last year, an increase of 73 percent. Earnings from operations were $7.9 million compared to $6.4 million, an increase of 24 percent. Included in earnings from operations for the 2006 nine-month period were nonrecurring charges of $7 million, of which $4.3 million related to a one-time charge for the abandonment of ICF’s leased facility in San Francisco, CA, and a portion of its Lexington, MA, facility, as well as a $2.7 million charge related to one-time bonus payments. Also included in earnings from operations for the first nine months of 2006 were noncash compensation expenses totaling $0.6 million, as required by FAS 123(R). Net income was $2.7 million, or $0.26 per diluted share, compared to net income of $3.1 million, or $0.32 per diluted share in the comparable period in 2005.

Excluding the FAS 123(R) expenses and nonrecurring charges noted above, earnings from operations for the 2006 nine months were $15.5 million compared to $6.4 million last year, an increase of 143 percent. Pro forma diluted earnings per share for the nine months were $0.65. A table reconciling pro forma and GAAP earnings from operations is included at the end of this press release.

Backlog and New Business Award Highlights

At the end of the third quarter, the Company had total backlog of $317 million, of which 49 percent was funded. This compares to total backlog at the end of the second quarter of $310 million, of which 62 percent was funded.

In addition, on October 19, 2006, the Company announced that it had received funding authorization for the Second and Third Phases of the Housing Management Services Contract for the State of Louisiana’s Office of Community Development. The contract value of these two phases is approximately $669 million, and this amount will represent an addition to Q4-funded backlog. This follows the four-month Phase I funding of $87 million announced on June 30, an amount that was included in the reported second-quarter backlog. The contract term for these phases is scheduled to expire in June 2009.

Key competitive contracts won during the quarter include:

•	U.S. Department of Justice, Office of Justice Programs. ICF was awarded a five-year, $45 million contract to provide training and technical assistance to help strengthen the capacity of federal, state, and local programs to prevent delinquency and support victims of crime. ICF was the incumbent firm on this contract.

•	U.S. Department of Health and Human Services, Administration on Children, Youth, and Families, Children’s Bureau. Children’s Bureau Clearinghouse Services is a five-year, $31 million contract for management, technical, logistical, and administrative services in the areas of child abuse and neglect, child welfare, and adoption. ICF was the incumbent firm on this contract.

•	U.S. Department of Health and Human Services, Administration for Children and Families, Office of Family Assistance. ICF was awarded the National Child Care Information and

Technical Assistance Center project—a five-year, $20 million contract to manage a child care clearinghouse, as well as provide technical assistance for state and territory Child Care and Development Fund Grantees. ICF was the incumbent firm on this contract.

•	U.S. Environmental Protection Agency (EPA), Office of Air and Radiation. ICF was awarded a five-year, $14 million contract for Technical and Analytical Support of the ENERGY STAR Program—Labeling and Residential Branch. ICF has supported this program for more than 15 years and will provide specification development support to classify new products and service classes as ENERGY STAR; market research, financial, economic, engineering, and architectural research and analysis; and sales, recruitment, and industry outreach. ICF was the incumbent firm on this contract.

•	U.S. Environmental Protection Agency, Office of Policy, Economics, and Innovation. Under this five-year, $10 million Analytical, Technical, and Facilitation Support for Environmental Stewardship contract, ICF will support EPA programs, including the Sector Strategies Program, which seeks to improve environmental performance and stewardship on a broad scale. This is a new contract for ICF.

•	U.S. Environmental Protection Agency, Office of Transportation and Air Quality. Under this five-year, $10 million contract, ICF will continue to provide technical and engineering support to EPA on the regulation of motor vehicles, engines, fuel, and fuel additives. ICF was the incumbent firm on this contract.

•	U.S. Environmental Protection Agency, Office of Pesticide Programs. ICF was awarded the Technical Support for Toxicology, Chemistry, Human Exposure, Environmental Fate, and Ecological Assessments of Pesticides contract, a five-year, $8.4 million engagement to help EPA protect public health and the environment through the registration, re-registration, and other regulation of antimicrobial pesticides. This is a new contract for ICF.

•	U.S. Department of Defense, U.S. Air Force. ICF received the Expeditionary Combat Support Training contract, a five-year, $8 million award with the U.S. Air Force, Air Mobility Warfare Center, Expeditionary Operations School. ICF’s role includes developing, maintaining, and instructing the curriculum. ICF was the incumbent firm on this contract.

•	U.S. Environmental Protection Agency, Office of Air Quality Planning and Standards. ICF was awarded a five-year, $7 million contract to provide health and environmental risk assessment support to the Integrated Air Program, including assistance with the National-Scale Air Toxics Assessment. ICF was the incumbent firm on this contract.

ICF also was awarded significant Indefinite Delivery Indefinite Quantity (IDIQ) contracts during the third quarter. These awards are not included in the quarterly backlog amounts reported above.

•	U.S. Department of Health and Human Services. ICF received a new five-year blanket purchase agreement (BPA) award for Training Development and Related Services for the Office of Public Health Emergency Preparedness. Under this vehicle, ICF will provide training and support to enhance the Agency’s ability to respond to potentially dangerous future challenges, including bioterrorism, pandemic influenza, nuclear terrorism, and natural disasters. ICF has already received the first task order under this agreement valued at $2 million to provide Web-based training modules. This is a new BPA for ICF.

•	U.S. Department of Labor, Office of Employment and Training Administration (ETA). ICF was awarded a IDIQ contract for five years, worth up to $10 million. As part of a team led by Public Policy Associates, ICF Caliber will provide the ETA with logistical support and quantitative and qualitative policy and program analysis on employment and training topics. ICF was an incumbent firm on this IDIQ.

Outlook

Looking ahead, Mr. Kesavan said, “Business conditions continue to be favorable. ICF has a solid new business pipeline, representing the significant market opportunity for our advisory-led implementation services.”

The company is issuing guidance for the 2006 fourth quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time.

	Quarter Ending	Year Ending
Measure	Dec. 31, 2006	Dec. 31, 2006

Revenue (in millions)	$95 to $105	$312 to $322
EPS fully diluted	$0.27 to $0.33	$0.57 to $0.64
Pro forma EPS fully diluted	$0.29 to $0.35	$0.95 to $1.02

Note A: The pro forma EPS excludes significant one-time charges, such as a $4.3 million abandoned space charge reflected in the second quarter of 2006, and a $2.7 million one-time bonus charge in connection with the initial public offering, as well as $0.6 million in FAS 123(R) charges.

About ICF International

ICF International (Nasdaq: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 1,800 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include: risks related to the government contracting industry, including possible changes in government spending priorities; risks related to our business, including our dependence on contracts with U.S. federal government agencies and departments and continued good relations, and being successful in competitive bidding, with those customers; performance by ICF and its subcontractors under a major contract with the State of Louisiana, Office of Community Development; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; strategic actions, including the ability to make acquisitions and the performance and future integration of acquired businesses; risk associated with operations outside the United States; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

ICF International, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	Sept 30 2006	Sept 30 2005	Sept 30 2006	Sept 30 2005
	Unaudited	Unaudited	Unaudited	Unaudited

Gross Revenue	$107,801	$42,151	$217,394	$125,436

Direct Costs	73,213	25,465	139,675	74,880
Operating Expenses
Indirect and selling expenses	27,299	14,258	67,160	41,774
Depreciation and amortization	949	721	2,615	2,394

Earnings from Operations	6,340	1,707	7,944	6,388

Other (Expense) Income
Interest expense, net	(1,181)	(628)	(3,346)	(1,838)
Other	290	1,320	290	1,320

Total Other Expense	(891)	692	(3,056)	(518)

Income before income taxes	5,449	2,399	4,888	5,870

Income Tax Expense	2,476	1,150	2,227	2,816

Net Income	2,973	1,249	2,661	3,054

Earnings per Share–Basic	$0.32	$0.14	$0.29	$0.33
Earnings per Share–Diluted	$0.28	$0.13	$0.26	$0.32

Weighted-avg Shares O/S–Basic	9,334	9,195	9,242	9,174
Weighted-avg Shares O/S–Diluted	10,475	9,532	10,383	9,512

	Three months ended		Nine months ended
Reconciliation of EBITDA	Sept 30 2006	Sept 30 2005	Sept 30 2006	Sept 30 2005
Operating income	6,340	1,707	7,944	6,388
Depreciation and amortization	949	721	2,615	2,394

GAAP EBITDA	7,289	2,428	10,559	8,782
Abandoned space charge	—	—	4,309	—
Exit Event Bonus	2,700	—	2,700	—
FAS 123(R) charges	284	—	556	—

Adjusted EBITDA	10,273	2,428	18,124	8,782

	9.5%	5.8%	8.3%	7.0%

ICF International, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	As of Sept 30, 2006	As of December 31, 2005
	(unaudited)
Assets

Current Assets
Cash	$1,595	$499
Contract receivables, net	70,823	52,871
Due from Underwriters	40,839	—
Prepaid expenses	2,052	1,549
Deferred income tax	4,871	2,342

Total Current Assets	120,180	57,261

Property and Equipment, net	4,916	3,984

Goodwill	83,572	81,182
Other Intangible Assets	3,064	4,127
Restricted Cash	3,661	3,500
Other Assets	1,361	1,070

Total Assets	$216,754	$151,124

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$15,035	$7,062
Accrued salaries and benefits	21,448	10,201
Accrued expenses	34,819	8,271
Current portion of long-term debt	12,100	6,767
Deferred Revenue	14,448	6,396
Income tax payable	1,974	423

Total Current Liabilities	99,824	39,120

Long-term Debt, net of current portion	13,567	54,205
Deferred Rent	1,617	1,568
Deferred Income Tax	2,680	2,730
Other Liabilities	3,177	598

Total Liabilities	120,865	98,221

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock, $.001 par value; 70,000,000 shares authorized; 13,174,997 and 9,300,685 issued; 13,116,619 and 9,164,157 outstanding as of September 30, 2006 and December 31, 2005	13	9
Additional paid-in capital	90,224	50,909
Retained earnings	6,495	3,834
Treasury stock	(428)	(918)
Stockholder notes receivable	(578)	(1,139)
Accumulated other comprehensive income	163	208

Total Stockholders’ Equity	95,889	52,903

Total Liabilities and Stockholders’ Equity	$216,754	$151,124

ICF International

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended
	Sept 30 2006	Sept 30 2005
Cash Flows from Operating Activities
Net income from continuing operations	$2,661	$3,054

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accrued interest on stockholder notes	(47)	(39)
(Benefit)/ Provision for deferred income taxes	(2,579)	—
Loss (gain) on disposal of fixed assets	184	38
Non-cash compensation	556	—
Depreciation and amortization	2,615	2,394
Changes in operating assets and liabilities:
Contract receivables, net	(18,101)	(3,628)
Prepaid expenses and other assets	(511)	(515)
Accounts payable	7,973	54
Accrued salaries and benefits	11,247	(407)
Accrued expenses	23,045	(401)
Billings in excess of costs	8,052	465
Income tax payable	1,551	(1,179)
Deferred rent	(53)	81
Other liabilities	2,579	—

Net Cash Provided by Operating Activities	39,172	(83)

Cash Flows from Investing Activities
Purchase of property and equipment	(2,455)	(703)
Payments received on notes receivable	—	450
Payments for Trademark application	(42)	—
Payments for Synergy acquisition	—	(18,541)
Payments for Caliber acquisition	102	—
Capitalized software development costs	(217)	—

Net Cash Used in Investing Activities	(2,612)	(18,794)

Cash Flows from Financing Activities
Payments on notes payable	(3,967)	(3,333)
Proceeds from notes payable	—	18,647
Net borrowings from working capital facilities	(31,338)	2,877
Restricted cash	(161)	—
Debt issue costs	(235)	(323)
Exercise of Options/Warrants	148	—
Tax benefits of stock option exercises	12	—
Prepaid offering costs	(931)	—
Net payments for stockholder issuances and buybacks	300	251
Payments received on stockholder notes	753	49

Net Cash Provided by (Used In) Financing Activities	(35,419)	18,168
Effect of Exchange Rate on Cash	(45)	19
(Decrease) Increase in Cash	1,096	(690)

Cash, beginning of year	499	797

Cash, end of period	$1,595	$107

Pro Forma Income Statement

Management believes that excluding the impact of certain one-time events and the effect of FAS 123(R) provides a better comparison with prior results. The following table reconciles earnings from operations after these adjustments to net income and earnings per share. These adjustments are specified in Note A, below, and were tax-effected by our estimated effective tax rate, and pro forma earnings per share was adjusted by the Company’s weighted average basic and fully diluted shares outstanding.

ICF International, Inc.

Pro forma Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Quarter Sept 30 2006	Pro forma Adjustments for 3rd Qtr Sept 30 2006	Pro forma for 3rd Qtr Sept 30 2006	Nine months Sept 30 2006	Pro forma Adjustments For 9 months Sept 30 2006	Pro forma For 9 months Sept 30 2006
	Note A			Note A
Gross Revenue	$107,801		107,801	217,394		217,394

Direct Costs	73,213		73,213	139,675		139,675
Operating Expenses
Indirect and selling expenses	27,299	(2,984)	24,315	67,160	(7,565)	59,595
Depreciation and amortization	949		949	2,615		2,615

Earnings from Operations	6,340	2,984	9,324	7,944	7,565	15,509

Other (Expense) Income
Interest expense, net	(1,181)		(1,181)	(3,346)		(3,346)
Other	290		290	290		290

Income before income taxes	5,449	2,984	8,433	4,888	7,565	12,453
Income Tax Expense	2,476	1,366	3,842	2,227	3,447	5,674

Net Income	2,973	1,618	4,591	2,661	4,118	6,779

Earnings per Share–Basic	$0.32	0.17	0.49	$0.29	0.45	0.73
Earnings per Share–Diluted	$0.28	0.15	0.44	$0.26	0.40	0.65

Weighted-avg Shares O/S–Basic	9,334	9,334	9,334	9,242	9,242	9,242

Weighted-avg Shares O/S–Diluted	10,475	10,475	10,475	10,383	10,383	10,383

Note A: The pro forma adjusted charges include a $4.3 million abandoned space charge recorded in the second quarter of 2006, and a $2.7 million one-time bonus charge related to the initial public offering recorded in the third quarter of 2006, and also excludes FAS 123(R) charges of $284 thousand and $556 thousand in the third quarter and nine months ending September 30, 2006, respectively.